Merrill Lynch Series Fund, Inc.
Series Number: 1
File Number: 811-3091
CIK Number: 319108
Money Reserve Portfolio
For the Period Ending: 6/30/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended June 30, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/21/2003	$6,841	Forrestal Funding MS TR	1.28%	02/28/2003
01/27/2003	10,880	Windmill Funding Corp	1.33	03/05/2003
04/15/2003	9,000	Falcon Asset Sec	1.28	05/14/2003
05/08/2003	7,608	Apreco, Inc.	1.26	06/13/2003
05/08/2003	4,992	Apreco, Inc.	1.26	06/13/2003
05/13/2003	4,580	Toronto Dominion Holding	1.26	06/13/2003